                                                                     EXHIBIT 2.1

                            Dated   August 22, 1998







                          UNIVERSAL APPLIANCES LIMITED



                            VALENTA HOLDINGS LIMITED



                                     - and -



                               THE DII GROUP, INC.





                                A G R E E M E N T

                                   relating to
                      the sale and purchase of the share in
                            VALENTA HOLDINGS LIMITED

            THIS AGREEMENT is made on August 22,1998


            BETWEEN:-


            (1) UNIVERSAL APPLIANCES LIMITED a company incorporated under the laws of Hong Kong whose registered office is at 2608 Miramar Tower, 1 Kimberley Road, Tsimshatsui, Kowloon, Hong Kong (the "Vendor");


            (2) VALENTA HOLDINGS LIMITED a company incorporated in the British Virgin Islands whose registered office is at International Trust Building, Wickham Cay, Road Town, Tortola, British Virgin Islands (the "Company"); and


            (3) THE DII GROUP, INC. a company incorporated under the laws of Delaware whose principal office is at 6273 Monarch Park Place, Suite 200, Niwot, CO 80503 (the "Purchaser").


            WHEREAS

            (A) The Company is a company incorporated under the laws of the British Virgin Islands with an issued share capital of US$1.00.

            (B) The Vendor has agreed to sell and transfer the Share, representing the entire issued share capital of the Company, and to assign the Shareholder Loan to the Purchaser on the terms and subject to the conditions contained in this Agreement.


            IT IS AGREED as follows:-


        1   INTERPRETATION

            In this Agreement, including its Schedules, the headings shall not affect its interpretation and, unless the context otherwise requires:-


      1.1   DEFINITIONS
            "Accounts Date" means 30 June 1998;

            "agreed terms" or "agreed form" means in relation to any document such document in the terms agreed between the parties and for the purposes of identification signed by the Purchaser's Solicitors and the Vendor's Solicitors or with amendments thereto as may from time to time be agreed (a list of the documents in the agreed terms is set out in Schedule 7);

            "Business" means the PCB Business and the SMT Business;

            "Company" means Valenta Holdings Limited, details of which are set out in Part 1 of Schedule 1;

            "Completion" means the completion of the sale and purchase of the Share pursuant to Clause 8;

            "Completion Accounts" has the meaning set out in Clause 10;

            "Completion Date" means the date when Completion occurs;

            "Contingent Payment Period" means, as the context requires, the First Contingent Payment Period, the Second Contingent Payment Period or the Third Contingent Payment Period;

            "Deed of Indemnity" means a deed of indemnity in the terms set out in Schedule 4;

            "Deferred Consideration" means that part of the consideration for the purchase of the Share as is to be calculated and satisfied in accordance with Clause 4;

            "Disclosure Letter" means the letter of even date with this Agreement from the Vendor to the Purchaser disclosing:-

            (i)       information constituting exceptions to the Warranties; and

            (ii)      details of other matters referred to in this Agreement;

            "Dormitory" means the land and buildings particulars of which are set out as item IVB of Schedule 3;

            "ENCUMBRANCE" means any claim, charge, mortgage, security, lien, option, equity, power of sale or hypothecation;

            "Escrow Consideration" means the amount of US$44,485,875 of the Initial Consideration;

            "ESCROW ACCOUNT" means the escrow account to be opened in the joint names of the Purchaser's Solicitors and the Vendor's Solicitors and designated as the "Waterfall Escrow Account" and which is to be operated in the manner set out in Schedule 5;

            "Escrow Agents" means the Vendor's Solicitors and the Purchaser's Solicitors;

            "Exchange Rate" means the exchange rate of HK$7.75 to US$1.00;

            "Greatsino (PRC)" means Greatsino (Doumeng) Electronic Technology Ltd, a wholly foreign owned enterprise incorporated in the PRC;

            "Group" means the Company and the Subsidiaries and "Group Company" means any one of them;

            "HK$" means Hong Kong Dollars;

            "Initial Consideration" means the sum of: (a) US$44,485,875 (being the US$ equivalent of HK$344,765,531, calculated at the Exchange
            Rate) referred to in Clause 3; and (b) the Property Consideration referred to in Clause 6 (but only if the same is paid);

            "Letter of Directions" means the letter of even date herewith from the Vendor and the Purchaser to the Escrow Agents substantially in the form as set out in Schedule 6;

            "PCB Business" means the business of the production and sale of printed circuit boards operated by the Company (or any Group Company) in Zhuhai, the PRC;

            "PRC" means the People's Republic of China;

            "Properties" means the properties referred to in Schedule 3 and "Property" means any one of them;

            "Purchaser's Accountants" means Deloitte Touche Tohmatsu;

            "Purchaser's Solicitors" means Linklaters & Paines, 17th Floor, Edinburgh Tower, 15 Queen's Road Central, Hong Kong;

            "Relevant Accounts" means the management accounts in the agreed form comprising the proforma consolidated balance sheet of the Group as at 30 June 1998 and the proforma consolidated profit and loss account of the Group for the 6 months ended 30 June 1998;

            "Reporting Accountants" means a firm of Chartered Accountants independent of the Vendor and of the Purchaser to be agreed by the Vendor and the Purchaser within 7 days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Hong Kong Society of Accountants;

            "Share" means the one ordinary share of US$1.00 in the issued share capital of the Company, representing the entire issued share capital of the Company, to be sold to the Purchaser pursuant to this Agreement;

            "Shareholder Loan" means all net shareholder loans and/or advances owing by any Group Company to the Vendor or to any of its subsidiaries at the Completion Date;

            "SMT Business" means the business of the processing and sale of printed circuit boards which have undergone the surface mount technology, assembly and insertion processing, operated by the Company (or any Group Company) in Zhuhai, PRC;

            "Stock Exchange" means The Stock Exchange of Hong Kong Limited;

            "Subsidiaries" means the subsidiaries of the Company, particulars of which are set out in Part 2 of Schedule 1;

            "Taxation" bears the meaning ascribed to it in the Deed of Indemnity;

            "Third Factory" means the land and buildings particulars of which are set out as item IIB2 of Schedule 3;

            "Total Consideration" means the Initial Consideration and the Deferred Consideration;

            "US$" and "US dollars" means United States Dollars;

            "Vendor's Solicitors" means Baker & McKenzie, 14th Floor, Hutchison House, 10 Harcourt Road, Hong Kong; and

            "Warranties" means the warranties, representations and undertakings set out in Clause 9 and Schedule 2.

      1.2   SUBORDINATE LEGISLATION
            Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision.


      1.3   MODIFICATION ETC. OF LEGISLATION
            Any reference to a statutory provision shall include that provision as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified or re-enacted) which such provision has directly or indirectly replaced.


      1.4   COMPANIES ORDINANCE
            The words "company", "subsidiary" and "holding company" shall have the same meanings in this Agreement as their respective definitions in the Companies Ordinance (Chapter 32 Laws of Hong Kong).


      1.5   INTERPRETATION AND GENERAL CLAUSES ORDINANCE
            The Interpretation and General Clauses Ordinance shall apply to this Agreement in the same way as it applies to an enactment.


        2   AGREEMENT TO SELL THE SHARE AND TO ASSIGN THE SHAREHOLDER LOAN


      2.1   SALE OF THE SHARE AND THE SHAREHOLDER LOAN
            The Vendor shall sell and transfer as beneficial owner the Share and shall assign or procure that there is assigned absolutely to the Purchaser the Shareholder Loan and the Purchaser, relying on (inter alia) the several representations, warranties and undertakings contained in this Agreement, shall purchase the Share and the Shareholder Loan free from all claims, charges, liens, equities and encumbrances and together with all rights and advantages now and hereafter attaching thereto.


        3   INITIAL CONSIDERATION

      3.1 The Escrow Consideration shall be paid by the Purchaser in US dollars forthwith upon signing of this Agreement and shall be held in accordance with this Clause and the Letter of Directions. For the avoidance of doubt, the parties agree the amount of the Escrow Consideration shall be fixed at US$44,485,875, which amount shall not be affected by any fluctuations of the HK$:US$ exchange rate.

      3.2 At or before the signing of this Agreement, the Purchaser shall deposit the Escrow Consideration in an account in the name of the Purchaser's Solicitors and forthwith upon signing this Agreement the Purchaser shall procure the Purchaser's Solicitors to cause the same to be transferred into the Escrow Account. The Vendor and the Purchaser agree to instruct the Escrow Agents to hold and apply the Escrow Consideration together with all interest accrued thereon on the terms of this Agreement, including Schedules 5 and 6.

      3.3   If Completion takes place in the manner set out in Clause 8:-

            (a) the Escrow Consideration shall be paid to the Vendor in accordance with the terms of the Letter of Directions; and

            (b) all interest accrued on the Escrow Consideration shall be retained by the Purchaser and paid in accordance with the terms of the Letter of Directions.

      3.4 If Completion does not take place pursuant to Clause 8 (and the provisions of Clause 9.4 do not apply), the Escrow Consideration and the interest accrued thereon shall be returned to the Purchaser in accordance with the terms of the Letter of Directions.


        4   DEFERRED CONSIDERATION

      4.1 As further consideration for the purchase of the Share and the Shareholder Loan, the Vendor shall be entitled, subject to the terms of this Agreement, to a Deferred Consideration equal to the aggregate of the amounts calculated in accordance with Clause 4.2 below, but so that the Deferred Consideration shall not in any event exceed HK$345,234,469.

      4.2 Subject as provided in Clauses 4.8 and 4.9 the Deferred Consideration shall be payable by the Purchaser to the Vendor in Hong Kong Dollars and shall be calculated in accordance with the following:-

                      I1 = (A x 6 - HK$100 million) x 70%

                      12 = (B x 6 - HK$200 million) x 70% - (Deductions x 1) - UR - I1

                      I3 = (C x 6) - HK$300 million - (Deductions) - I1 - I2 - UR - PA - OS + R + CR

                      ISMT = D x 6 - HK$44 million

            where the Deferred Consideration shall be equal to the sum of I1, I2, I3 and ISMT. For the avoidance of doubt, if the amount of any of I1, I2, I3 or ISMT shall be negative if they are calculated on the basis of the above formulae, then such amount shall be deemed to be zero.

            For the purpose of this Clause 4.2:

            "I1" means the first instalment payment of the Deferred Consideration in respect of the PCB Business which shall be payable on the date set out in Clause 4.3;

            "I2" means the second instalment payment of the Deferred Consideration in respect of the PCB Business which shall be payable on the date set out in Clause 4.3;

            "I3" means the third instalment payment of the Deferred Consideration in respect of the PCB Business which shall be payable on the date set out in Clause 4.3;

            "ISMT" means the Deferred Consideration in respect of the SMT Business, which shall be payable together with I3 on the date set out in Clause 4.3;

            "A" means the lesser of HK$334 million and the PCB Business Profit after Tax for the four calendar months ending 31 December 1998 (the "First Contingent Payment Period");

            "B" means the lesser of HK$662/3 million and the PCB Business Profit after Tax for the eight calendar months ending 30 April 1999 (the "Second Contingent Payment Period");

            "C" means the lesser of HK$100 million and the PCB Business Profit after Tax for the 12 calendar months ending 31 August 1999 (the "Third Contingent Payment Period");

            "D" means the lesser of HK$15 million and the SMT Business Profit after Tax for the Third Contingent Payment Period;

            "Deductions" means the total amount of the deductions calculated by reference to Clause 10.3;

            "PA" means any expenses excluded in the calculation of PCB Business Profit after Tax and SMT Business Profit after Tax by means of paragraph (i) of the definitions thereof;

            "PCB Business Profit after Tax" for each of the Contingent Payment Periods means the net profit or loss on a fully consolidated basis for the Group (adjusted to include the results of any other companies insofar as fair and reasonable to take account of their involvement in the PCB Business) calculated on the basis set out in Clause 4.4 and otherwise in accordance with the accounting principles used for the preparation of the Relevant Accounts (so far as such principles comply with accounting principles generally accepted in Hong Kong) but:-

            (a) excluding profits or losses from the sale of any Group Company or by any Group Company of any assets not actively employed in the Business, or land and buildings;

            (b) excluding goodwill charges and other purchase accounting amortisation expenses associated with the purchase of the Company (but including all goodwill charges as shown in the Completion Accounts);

            (c)       excluding profits or losses attributable to the SMT
                      Business;

            (d) excluding all income, expenses, depreciation and amortisation charges relating to the Third Factory and the Dormitory;

            (e) excluding all income and expenses relating to any business not carried on by the Group as at the date hereof;

            (f) excluding any expenses for management services provided by the Purchaser or any of its affiliates, expenses for marketing and sales commissions ("Management and Marketing") (other than as referred to in Clause 4.4 below);

            (g) excluding all losses on revaluation of assets (but without prejudice to Clause 4.4 below); and

            (h) excluding all losses incurred on the purchase of any company or assets;

            (i) excluding all expenses in respect of the PCB Business in respect of goods or services received prior to the commencement of the Contingent Payment Period and which were not accounted for in the August 31 Accounts or any earlier accounts (as defined in Clause 10.4);

            (j) excluding any provision for excess and obsolete stock, work in progress and doubtful accounts ("EOSDA") (other than as referred to in Clause 4.4 below);

            (k) excluding all expenses incurred by the Group in order to comply with environmental law and regulations (not being environmental law or regulation applicable in the PRC); and

            (l) excluding any expenses relating to Research and Development.

            "SMT Business Profit after Tax" for each of the Contingent Payment Periods means the net profit or loss on a fully consolidated basis for the Group (adjusted to take account of the results of any other companies insofar as fair and reasonable to take account of their involvement in the SMT Business) calculated on the basis set out in Clause 4.4 and otherwise in accordance with the accounting principles used for the preparation of the Relevant Accounts (so far as such principles comply with accounting principles generally accepted in Hong Kong but:-

            (a) excluding profits or losses from the sale of any Group Company or by any Group Company of any assets not actively employed in the Business, or land and buildings;

            (b) excluding goodwill charges and other purchase accounting amortisation expenses associated with the purchase of the Company (but including all goodwill charges as shown in the Completion Accounts);

            (c)       excluding profits or losses attributable to the PCB
                      Business;

            (d) excluding all income, expenses, depreciation and amortisation charges relating to the Third Factory and the Dormitory;

            (e) excluding all income and expenses relating to any business not carried on by the Group as at the date hereof;

            (f)       excluding any expenses for Management and Marketing;

            (g) excluding all losses on revaluation of assets (but without prejudice to Clause 4.4 below); and

            (h) excluding all losses incurred on the purchase of any company or assets;

            (i) excluding all expenses in respect of the SMT Business in respect of goods or services received prior to the commencement of the Contingent Payment Period and which were not accounted for in the August 31 Accounts;

            (j) excluding any provision for EOSDA (other than as referred to in Clause 4.4 below);

            (k) excluding all expenses incurred by the Group in order to comply with environmental law and regulations (not being environmental law or regulation applicable in the PRC); and

            (l) excluding any expenses relating to Research and Development.

            "UR" means such amount of the Receivables (as defined in Clause 10.1) as have not been collected by the expiry of the Second Contingent Payment Period;

            "OS" means such amount of the Stock (as defined in Clause 10.1) as remains at the expiry of the Third Contingent Payment Period;

            "R" means the lesser of (i) the Deductions and (ii) the amount, if any, by which the PCB Profit after Tax for the Contingent Payment Period exceeds HK$100 million; and

            "CR" means such amount (if any) of UR as are collected by the expiry of the Third Contingent Payment Period.

      4.3 The Deferred Consideration shall be paid in three instalments as follows:

            4.3.1     I1 shall be paid on or before 15 February 1999;

            4.3.2     I2 shall be paid on or before 15 June 1999; and

            4.3.3     I3 and ISMT shall be paid on or before 15 October 1999.

      4.4 The amounts referred to in Clause 4.2 above shall be derived from the unaudited consolidated profit and loss account of the Group for the relevant Contingent Payment Period. For the purpose of determining the Deferred Consideration the following bases of accounting shall be adopted:-

            (a) all plant and machinery relating to the Business shall be depreciated on a straight line basis over a period of 10 years and all other assets shall be depreciated on the same basis as in the Relevant Accounts;

            (b) in lieu of any other expenses in respect of Management and Marketing and any provisions for EOSDA, there shall be included in the calculation of PCB Profit after Tax a monthly provision of 4% of each month's turnover;

            (c) in lieu of any other provision for EOSDA there shall be included in the calculation of SMT Profit after Tax a monthly provision of 1.5% of each month's turnover; and

            (d) in determining any amount of OS a policy of FIFO will be adopted.

      4.5 The amount of the PCB Profit after Tax and the SMT Profit after Tax and the amount of the relevant instalment of the Deferred Consideration payable for each Contingent Payment Period shall be subject to agreement in writing between the Vendor and the Purchaser within 45 days after the end of the relevant Contingent Payment Period Provided That the Purchaser shall procure that, commencing the end of the relevant Contingent Payment Period, the Vendor's accountants shall be given such access to the relevant personnel, books and records of the Group Companies and of the supporting documentation and such assistance as is reasonable for the Vendor's accountants to determine the amount of the PCB Profit after Tax and the SMT Profit after Tax and the basis of preparation of the unaudited consolidated profit and loss account referred to in Clause 4.4.

      4.6 If the amount of the relevant instalment of the Deferred Consideration payable for the relevant Contingent Payment Period is not agreed in writing between the Vendor and the Purchaser in accordance with Clause 4.5 the item or items in dispute shall be determined by the Reporting Accountants but if by the payment date referred to in Clause 4.3 to the extent that the Vendor and the Purchaser have agreed on an amount (but not what the Vendor claims to be the whole amount) payable in respect of the relevant Contingent Payment Period the amount so agreed shall be paid on such date and any additional amount (or amount directed to be repaid) shall be paid (or repaid) within 7 days after it has been determined by the Reporting Accountants pursuant to Clause 4.7.

      4.7   The Reporting Accountants shall act on the following basis:

            (a) the Reporting Accountants will act as experts and not as arbitrators;

            (b) their terms of reference shall be to resolve within 45 days of their appointment the item or items in dispute, as notified to them in writing by the Vendor and the Purchaser;

            (c) the determination of the Reporting Accountants shall (in the absence of manifest error) be conclusive and binding on the parties hereto;

            (d) they shall, if they consider fit, direct that any part of any agreed amount referred to in Clause 4.6, be repaid or direct that an additional amount (as referred to in Clause 4.6) be payable;

            (e) their costs shall be borne by the Purchaser if they direct an additional amount to be payable and by the Vendor in all other cases.

      4.8 If any amount by way of compensation or indemnity shall be agreed to be payable by the Vendor to the Purchaser for breach of any of the Warranties or in respect of any matters contained in the Deed of Indemnity and the amount so agreed is not paid by the Vendor within 30 days of being agreed, the Purchaser shall be entitled to deduct the agreed amount payable from the next instalment or, if the next instalment is insufficient, the next instalments of the Deferred Consideration and deduction of the relevant amount shall discharge the Vendor's liability in respect of such amount and the Purchaser's obligation to pay the Deferred Consideration shall be reduced accordingly.

      4.9 If on the date of payment of I3 and ISMT in accordance with Clause 4.3, the Purchaser is claiming that any amount by way of compensation or indemnity has become payable (and remains unpaid) to the Purchaser for breach of any of the Warranties by the Vendor or in respect of any matters contained in the Deed of Indemnity, and the Purchaser and the Vendor have not agreed the amount payable (or whether any amount is payable) to the Purchaser as a result thereof, the Purchaser shall be entitled to withhold from the final instalment of the Deferred Consideration an amount equal to its reasonable estimate of the amount due from the Purchaser ("Retained Amount"). The Retained Amount shall be paid into the Escrow Account and shall be retained in such account pending agreement between the Vendor and the Purchaser in respect of the amount of the liability (if any) of the Vendor in respect of the alleged breach or claim under the Deed of Indemnity. If no agreement is reached, the Retained Amount shall be retained pending the decision of a court of competent jurisdiction regarding the alleged breach or claim. The Vendor and the Purchaser agree that interest accrued on any of the Retained Amount which is ultimately paid to the Vendor shall be for the benefit of the Vendor and interest on any amount of the Retained Amount which is ultimately repaid to the Purchaser shall be for the benefit of the Purchaser.


        5   ACTION PENDING COMPLETION

      5.1   GENERAL OBLIGATIONS OF THE VENDOR The Vendor agrees that, pending
            Completion:

            5.1.1 each Group Company will carry on business only in the ordinary course, save in so far as agreed in writing by the Purchaser;

            5.1.2 the Purchaser and its agents will, upon reasonable notice, be allowed reasonable access to, and to take copies of, the books and records of each Group Company including, without limitation, the statutory books, minute books, leases, licences, contracts, details of receivables, intellectual property, supplier lists and customer lists in the possession or control of any Group Company provided that the Purchaser and its agents will be subject to similar confidentiality obligations in relation to such information to those set out in the letter dated 5 August 1998 between the Vendor and the Purchaser;

            5.1.3 such representatives and advisers as the Purchaser requests may be designated to consult with the Vendor with regard to the management and operations of the Group Companies. The Vendor will consult with such representatives and advisers with respect to any action which may materially affect the business of the Group taken as a whole. The Vendor will provide to such representatives and advisers such information as they may reasonably request for this purpose; and

            5.1.4 each Group Company will maintain in force all insurance policies and all other such insurances normally kept in force by them.


      5.2   RESTRICTIONS ON THE VENDOR
            Without prejudice to the generality of Clause 5.1, the Vendor shall collaborate fully with the Purchaser in relation to all material matters concerning the running of the Group between the date of this Agreement and Completion and during that period the Vendor shall procure that each Group Company shall not, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed):-

            5.2.1 incur or enter into any agreement or commitment involving any capital expenditure in excess of HK$2 million per item and HK$10 million in aggregate save and except for the expenditure set out in the document in the agreed terms in respect of the Third Factory and the Dormitory;

            5.2.2 enter into or amend any contract or commitment which is not capable of being terminated without compensation at any time with three months notice or less other than the contracts listed in the document in the agreed terms in respect of the Third Factory and the Dormitory;

            5.2.3 enter into or amend any Encumbrance, contract or commitment relating to any of the Properties or their management or the rents payable therefor other than contracts or commitments which would not have a material adverse effect on the value of the Group or the value of the Properties other than the contracts listed in the document in the agreed terms in respect of the Third Factory and the Dormitory;

            5.2.4 incur any additional borrowings or incur any other indebtedness otherwise than in the ordinary course of business;

            5.2.5 make any amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any employee (other than minor increases awarded on a selective basis in the ordinary course of business, which the Vendor shall notify to the Purchaser as soon as reasonably possible), provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependants, or dismiss any employee (other than for cause, but provided that none of the employees named in the list in the agreed terms shall be dismissed by the Vendor or any Group Company before Completion) or engage or appoint any additional employee except for employees with annual remuneration of less than HK$50,000;

            5.2.6 except in the ordinary course of business acquire or agree to acquire or dispose of or agree to dispose of any material asset or material stocks or enter into or amend any material contract or arrangement, in each case, involving consideration, expenditure or liabilities in excess of HK$100,000;

            5.2.7 amend any insurance contract, fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

            5.2.8 create, allot or issue any share or loan capital of any Group Company;

            5.2.9 acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

            5.2.10 declare, make or pay any dividend or other distribution to shareholders.


        6   PROPERTY MATTERS

      6.1 At the date of this Agreement the Purchaser is conducting due diligence investigations in respect of certain matters regarding the land and buildings on Site B and Site D (referred to in Part II and Part IV of Schedule 3) (which, excluding the SMT Factory referred to in paragraph B1 of Part II of Schedule 3, and the land on which such factory is located, are collectively herein referred to as the "Relevant Properties"), including the nature of the Group Companies' interests in the Relevant Properties, the amount of expenditure incurred in relation to the Relevant Properties and the level of commitments assumed and proposed to be assumed in relation thereto. The Purchaser confirms that it is its wish and intention to acquire (as part of the assets of the Group Companies) the Relevant Properties and that it will continue to diligently progress its due diligence investigations.

      6.2 The Vendor and the Purchaser have agreed that additional consideration will be payable subject to and in accordance with this Clause in respect of the Relevant Properties and that the amount of such consideration (the "Property Consideration") shall be payable in HK$ and shall be determined by reference to the expenditure incurred by the Vendor or the Group Companies in respect of the Relevant Properties, plus interest on such sums in respect of the period from the date of the expenditure was incurred up to the Property Payment Date at an agreed rate of 8% per annum. Within 14 days of the date hereof the Vendor shall produce to the Purchaser such information as the Purchaser may reasonably require to enable it to determine the appropriate amount of the Property Consideration and the Vendor and the Purchaser shall use all reasonable endeavours to agree the Property Consideration.

      6.3 The Vendor and the Purchaser have further agreed that as part of the intended arrangements in respect of the Relevant Properties it is expected that the relevant Group Company will enter into a lease at the Property Payment Date (as defined in Clause 6.4) pursuant to which a lease would be granted to the Vendor or one of its subsidiaries over 2 floors of the Third Factory and two Dormitory blocks for a period of three years (subject to a one year extension at the option of the tenant) at a commercial rent to be agreed.

      6.4 On or before 11 September 1998 the Purchaser will notify the Vendor of whether, as a result of its due diligence and further discussions as contemplated by Clauses 6.1 to 6.3, it elects for the Relevant Properties to be retained as part of the assets of the Group Companies after Completion and if such is to be the case it shall serve a Property Payment Notice on the Vendor which shall state a date (the "Property Payment Date") upon which payment of the Property Consideration shall become payable. The Property Payment Date shall be the Completion Date if such date has not already passed at the time of service of the Property Payment Notice and otherwise shall be no more than 7 days following service of the Property Payment Notice. On the Property Payment Date the Purchaser shall pay the agreed amount of the Property Consideration and the Vendor shall deliver to the Purchaser such documents, deeds and certificates relating to the Relevant Properties as the Purchaser reasonably requires.

      6.5 If the Purchaser does not serve a Property Payment Notice by 11 September 1998 (whether because it is not satisfied with the result of its due diligence, is unable to agree the Property Consideration or otherwise) it shall, following Completion, take all such steps as the Vendor may reasonably require to cause the relevant Group Companies to transfer to the Vendor for nil consideration all their right title and interest in the Relevant Properties as soon as practicable and pending such transfer the Purchaser shall hold the Relevant Properties on trust for the Vendor. For the avoidance of doubt, it is agreed that the Purchaser shall upon Completion be entitled to all the Properties set out in Schedule 3 other than the Relevant Properties for no additional consideration, whether or not it elects to retain the Relevant Properties.


        7 CONDUCT OF THE BUSINESS OF THE GROUP DURING THE CONTINGENT PAYMENT PERIOD

      7.1 Clauses 7.1 to 7.4 below shall apply during the Contingent Payment Period.

      7.2 The Purchaser covenants that, so far as it is able, save with the consent of the Vendor (which consent shall not be unreasonably withheld or delayed), it will not knowingly take any positive action or knowingly refrain from taking any action which results in any of the following circumstances arising:

            (a) any Group Company entering into any arrangement (whether by a single transaction or a number of related or unrelated transactions and whether at one time or over a period of time) except in the ordinary course of business of the Group to sell, transfer, lease out, lend, distribute or otherwise dispose of (whether outright, by a sale-and-repurchase or sale-and-leaseback arrangement, or otherwise) all or a material part of its operating assets; or

            (b) there occurring any material change in the nature of the Business or operations of any Group Company or the Group Companies as a whole (whether by a single transaction or a number of related or unrelated transactions, whether at one time or over a period of time and whether by disposal, acquisition or otherwise).

      7.3 The Purchaser covenants and undertakes to the Vendor that it will not take any action which is intended to reduce the amount of Deferred Consideration which may become due to the Vendor and which is inconsistent with the undertaking in paragraph (d) below and that, save with the prior written consent of the Vendor (which consent shall not be unreasonably withheld or delayed):-

            (a) it will maintain and provide funding to the Group to ensure that the Group has sufficient working capital to carry on the Business;

            (b) subject to the agreement of the relevant customers, it will procure that the Group will continue its dealings with such customers on terms which are similar to those which apply at the date hereof including, without limitation, credit terms and other material terms of business;

            (c) it will procure that the number of employees of the Group will be maintained at a level which is similar to that at the date hereof and that such employees are managed in a way which is similar to the practice of the Group at the date hereof;

            (d) it will use its best endeavours to maximise the profits of the Group in the Contingent Payment Period in accordance with good business practices;

            (e)       it will procure that each Group Company shall not:-

                      (i) enter into or amend any contract or commitment which is not in the ordinary course of business;

                      (ii) incur any additional borrowings or incur any other indebtedness otherwise than in the ordinary course of business;

                      (iii) acquire or agree to acquire any share, shares or
                            other interest in any company, partnership or other venture (it being agreed that it is the Purchaser's intention to establish one or more trading companies).

            Provided that nothing in this Clause 7 shall in any way restrict the Purchaser or the Group Companies from taking steps or implementing business practices which are necessary to ensure compliance with applicable law and regulations.

      7.4 The Purchaser shall procure that during the Contingent Payment Period and the three months thereafter, such two persons as the Vendor may nominate from time to time will be appointed as and permitted to serve as a director of each of the Group Companies (and any trading company to be established by the Purchaser in connection with the Business). Such directors shall be allowed full access to, and to take copies of, the books and records of each such company including, without limitation, the statutory books, minute books, leases, licences, contracts, details of receivables, intellectual property, supplier lists and customer lists in the possession or control of any such company.

      7.5 The Purchaser shall arrange interest free funding of up to HK$50 million for the Group for the purpose of financing additional plant and machinery expansion for the PCB Business.

      7.6 In the event of any breach or alleged breach by the Purchaser of its undertakings under Clauses 7.2 to 7.5 ("Relevant Undertakings"), the Vendor and its representatives shall be given such access to the relevant personnel, books, records and premises of the Group Companies and assistance as is reasonable for the Vendor to determine if the Relevant Undertakings have been complied with.

            As soon as practicable after the Vendor has determined that there has been a breach of the Relevant Undertakings and in any event no later than 40 days following the end of the relevant Contingent Payment Period) the Vendor shall give notice (the "Notice") to the Purchaser of the basis for and facts surrounding the alleged breach. The Vendor and the Purchaser shall use all reasonable endeavours to reach agreement on the matters the subject of the alleged breach on the common understanding that in the event of any actual breach by the Purchaser of the Relevant Undertakings the Vendor shall be entitled to receive by way of additional consideration such additional amount as it would have been entitled to receive pursuant to Clause 4 had the relevant breach not occurred and had the results of the Group in respect of the relevant Contingent Payment Period not been affected by the breach (if they were in fact so affected). If the Vendor and the Purchaser are unable to reach agreement on the matters the subject of the alleged breach and any appropriate payment by way of additional consideration in respect thereof within 30 days after receipt by the Purchaser of the Notice, the matter shall be referred to arbitration. Such arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this Clause. The arbitrator shall be appointed by agreement between the Vendor and the Purchaser. In the absence of agreement, the appointing authority shall be Hong Kong International Arbitration Centre. The place of arbitration shall be in Hong Kong at Hong Kong International Arbitration Centre (HKIAC). There shall be only one arbitrator and such arbitrator shall have appropriate expertise. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained. Any amounts becoming due to the Vendor under this Clause 7.6 shall be paid by the Purchaser within 30 days of the amount being agreed or determined by arbitration, as the case may be.

      7.7 The Vendor undertakes that, subject as provided below, for a period of 12 months following the expiry of the Third Contingent Payment Period ("Supply Period") it will continue to supply orders for SMT products to the Group Companies. The Vendor and the Purchaser (on behalf of the Group Companies) shall agree the commercial terms for such SMT Business on an arms length basis but shall use the internal costings and quotations prepared by the Vendor for the purpose of determining the sales price of the products in which the SMT products are used as a benchmark for determining the appropriate commercial terms for the continuing business. The Vendor undertakes that during each quarter of the Supply Period the volume of business made available to the Group Companies by or on behalf of the Vendor and its subsidiaries, expressed as a percentage of the average quarterly volume of SMT orders completed by the Group Companies for the Third Contingent Payment Period shall be as follows:-


                                                 Percentage of average quarterly
               Relevant quarter during Supply      volume over Third Contingent
                           Period                         Payment Period
                            1st                                100
                            2nd                                 75
                            3rd                                 50
                            4th                                 25
            Provided that it shall be a defence of the Vendor to any claim by the Purchaser that the Vendor has not complied with its obligation pursuant to this Clause 7.7 to the extent that the Vendor and members of its Group have a limited (or no) demand for SMT products.

            If and to the extent that the Group Companies shall fail to accept the orders from the Vendor within 14 days after the date such orders are offered by the Vendor to the Group, the Vendor shall be entitled to purchase the SMT products in respect of which the said orders were not accepted by the Group as aforesaid from any third party seller at such price and on such commercial terms as are no less favourable to the Vendor as those offered to the Group.

      7.8 The Purchaser undertakes that to the extent it is able, having regard to the requirements of its customers, during the Contingent Payment Period it will offer to buy products from the Group at such price and on such commercial terms as may be consistent with the Purchaser's and/or its customers' requirements and/or terms of business.


        8   CONDITIONS AND COMPLETION


      8.1   DATE AND PLACE
            Subject as hereinafter provided Completion shall take place at the offices of the Purchaser's Solicitors, or such other offices as the parties may agree, on the second business day after receipt by the Purchaser of notice that the condition specified in Clause 8.2 is satisfied or such other date as the parties may agree (but Completion shall not take place before 26 August 1998).


      8.2   CONDITIONS PRECEDENT
            Completion of this Agreement is conditional upon the approval of the terms of this Agreement by the shareholders of the Vendor in accordance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.


      8.3   NON SATISFACTION
            The Vendor shall promptly give notice to the Purchaser of the satisfaction of the condition specified in Clause 8.2 and if the condition is not satisfied on or before the date falling two months after the date hereof, this Agreement shall lapse.


      8.4   VENDOR'S OBLIGATIONS
            On Completion the Vendor shall procure that there shall be delivered to the Purchaser:-

            8.4.1 a duly executed transfer of the Share in favour of the Purchaser, or as it may direct, together with the relative share certificate;

            8.4.2 the written resignations of each of the directors and secretaries of each Group Company from his office as a director or secretary to take effect on the date of Completion with acknowledgements signed by each of them in a form satisfactory to the Purchaser to the effect that he has no claim against any Group Company for compensation for loss of office (whether contractual, statutory or otherwise), redundancy or otherwise except only for any accrued remuneration and reimbursable business expenses incurred down to the date of Completion;

            8.4.3 the written resignations of the auditors of each Group Company to take effect on or before the date of Completion, with acknowledgements signed by each of them in a form satisfactory to the Purchaser to the effect that they have no claim against any Group Company and containing the statement referred to in Section 140A Companies Ordinance to the effect that there are no circumstances connected with their resignation which they consider should be brought to the notice of the members or creditors of any Group Company;

            8.4.4 the certificates of incorporation, corporate seals (if any), cheque books and statutory books of each Group Company (duly written up-to-date), the share certificates in respect of each of the Subsidiaries and transfers of all shares in the Subsidiaries held by nominees in favour of the Purchaser or as it may direct;

            8.4.5 all the financial and accounting books and records of each Group Company and all documents of title relating to the Properties (provided that this requirement may be satisfied by making all such books, records and documents available at the offices of the Group Companies);

            8.4.6     the Deed of Indemnity duly executed by the Vendor;

            8.4.7 a copy of the resolutions of the board of the directors of the Vendor approving the sale of the Share pursuant to this Agreement;

            8.4.8 either a copy of the confirmation from the Stock Exchange permitting the Vendor to obtain approval of the shareholders of the Vendor of the terms of this Agreement by way of a written certificate of approval by Kwan Wing Holdings Limited, Techral Holdings Limited and Fairfax Overseas Limited (or if such written confirmation is not available, a copy of the published announcement containing a statement to such effect) together with a copy of such certificate or a copy of the resolution of the shareholders of the Vendor approving the terms of this Agreement;

            8.4.9 a copy of an agreement between Greatsino Electronic Limited and Mr Yap terminating the service contract of Mr Yap with Greatsino Electronic Limited without any liability to any member of the Group; and

            8.4.10 copies of the documents entered into in connection with the transfer by the Company of its interests in Greatsino Limited, Greatsino Far East Limited and Portland Pacific Limited which documents shall accord with the principles set out in the document in the agreed terms.


      8.5   BOARD RESOLUTIONS OF THE GROUP COMPANIES
            On Completion the Vendor shall procure the passing of Board Resolutions of each Group Company inter alia:-

            8.5.1 revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

            8.5.2 accepting the resignations referred to in Clause 8.4.2 and appointing such persons as the Purchaser may nominate as directors and secretary;

            8.5.3 approving the registration of the share transfer referred to in Clause 8.4.1;

            8.5.4 accepting the resignations referred to in Clause 8.4.3 and appointing the Purchaser's Accountants as auditors of each Group Company;

            8.5.5 changing its registered office in accordance with instructions given by the Purchaser;

            and shall hand to the Purchaser duly certified copies of such Resolutions.


      8.6   PAYMENT OF PRICE/RIGHT TO TERMINATE
            Against compliance with the foregoing provisions the Purchaser shall pay to the Vendor the Initial Consideration in accordance with Clause 3. If the foregoing provisions of this Clause are not fully complied with by the Vendor, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) to elect to terminate this Agreement or to effect Completion so far as practicable having regard to the defaults which have occurred or to fix a new date for Completion (not being more than 28 days after the agreed date for Completion).


        9   WARRANTIES


      9.1   INCORPORATION OF SCHEDULE 2
            9.1.1 The Vendor hereby warrants and represents to and undertakes with the Purchaser in the terms set out in
                      Schedule 2 subject only to:

                      (i) any matter which is disclosed in the Disclosure Letter and any matter expressly provided for under the terms of this Agreement; and

                      (ii) any matter or thing hereafter done or omitted to be
                           done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser.

                      The Vendor shall have no liability in respect of any claim under the Warranties to the extent that such claim arises from any matter or thing referred to in this Clause 9.1.1(i) and (ii).

            9.1.2 The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties. Save as expressly otherwise provided, the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 2 or by anything in this Agreement or the Deed of Indemnity.


      9.2   UPDATING TO COMPLETION
            The Vendor further warrants and undertakes to and with the Purchaser that:-

            (i) the Warranties will be fulfilled down to and will be true in all material respects at Completion as if they had been entered into afresh at Completion; and

            (ii) if after the signing of this Agreement and before Completion, any material event shall occur or matter arise which results or may result in any of the Warranties being unfulfilled, untrue or incorrect at Completion in any material respect the Vendor shall immediately notify the Purchaser in writing fully thereof prior to Completion and the Vendor shall make any investigation concerning the event or matter which the Purchaser may require.

      9.3   EFFECT OF COMPLETION
            The Warranties and all other provisions of this Agreement in so far as the same shall not have been performed at Completion shall not be extinguished or affected by Completion, or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser.


      9.4   RIGHT OF TERMINATION
            If prior to Completion:-

            9.4.1 it shall be found that any of the Warranties have not been carried out or complied with or are otherwise untrue in any material respect where the breach is of a fundamental nature the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it and its successors in title including the right to claim damages) by notice in writing to the Vendor to terminate this Agreement (but failure to exercise this right shall not constitute a waiver of any other right of the Purchaser or its successors in title arising out of any breach of Warranty) whereupon the Vendor shall be entitled within 48 hours of receipt of the Purchaser's notice to serve notice objecting to such termination. Unless the Vendor's notice of objection is served within such period this Agreement shall terminate as set out in this Clause. In the event of the Vendor duly serving a notice of objection the Escrow Consideration shall remain deposited in the Escrow Account and the provisions of Clause 7.6 (including the arbitration provisions thereof) shall apply mutatis mutandis for the purpose of determining the right (or otherwise) of the Purchaser to terminate this Agreement. The Vendor and the Purchaser agree that if it is determined that the Purchaser was not entitled to terminate this Agreement Completion shall occur within 3 days after such determination in accordance with Clause 8 and that interest accrued on the Initial Consideration in respect of the period from the original Completion Date (as notified pursuant to Clause 8.1) and the date of actual Completion shall be for the benefit of the Vendor; or

            9.4.2 there shall occur anything which makes the transaction contemplated hereby illegal or any act of God, war, riot, civil commotion, fire, flood, explosion or terrorism which affects or is likely to affect adversely to a material degree the financial position or business prospects of the Group Companies as a whole or any of the Group Companies, the Purchaser shall be entitled by notice in writing to the Vendor to terminate this Agreement; but the occurrence of such event shall not give rise to any right to damages or compensation.


      9.5   LIMITATION OF LIABILITY
            The liability of the Vendor in respect of any breach of the Warranties and to indemnify the Purchaser and/or the Group Companies in respect of the matters contained in the Deed of Indemnity shall be further limited as follows.

            The Vendor shall have no liability:-

            (a)       MINIMUM CLAIMS

                      In respect of any claim arising from any single circumstance if the amount of the claim does not exceed US$50,000 (save that claims relating to a series of connected matters shall be aggregated for this purpose) but the Vendor shall not be liable for a claim in excess of that amount unless the liability determined in respect of any such claim (excluding interest, costs and expenses) also exceeds that amount.

            (b)       AGGREGATE MINIMUM CLAIMS

                      In respect of any claim unless the aggregate amount of all claims for which the Vendor would otherwise be liable under this Agreement and the Deed of Indemnity exceeds US$250,000, but if the aggregate liability in respect of all such claims exceeds that figure then subject as provided elsewhere in this Clause 9 all claims, including claims previously notified, shall accrue against and be recoverable from the Vendor.

            (c)       MAXIMUM CLAIMS

                      In respect of any claim to the extent that the aggregate amount of the liability of the Vendor for all claims made under this Agreement and the Deed of Indemnity would exceed 100 per cent. of the Initial Consideration.

            9.5.1 The Vendor shall be under no liability in respect of a breach of any of the Warranties or to indemnify under the Deed of Indemnity as aforesaid unless the Vendor shall have received written notice from the Purchaser prior to the date falling two months after the end of the Third Contingent Payment Period ("14 Month Date") in respect of the Warranties and prior to the sixth anniversary from the date of this Agreement in respect of the Deed of Indemnity, giving full details of the relevant claim and any such claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been waived at the expiration of 6 months after the 14 Month Date or the sixth anniversary of the date of this Agreement (as the case may be) unless proceedings in respect thereof shall then have been commenced against the Vendor.

            9.5.2 The Vendor shall be under no liability in respect of any claim for breach of the Warranties or to indemnify under the Deed of Indemnity as aforesaid:-

                      (a) if such liability would not have arisen but for something voluntarily done or omitted to be done (other than pursuant to a legally binding commitment created on or before Completion) by the Purchaser or the Company or the Subsidiaries after Completion and otherwise than in the ordinary course of business;

                      (b) to the extent that a note, provision, allowance or reserve in respect thereof was made in the Relevant Accounts;

                      (c) to the extent that such claim would not have arisen but for a change in the accounting treatment of assets and liabilities or of the tax attributable to timing differences (including capital allowances) in future accounts of the Group Companies or but for any other change in the accounting bases upon which the Group Companies prepare their future accounts, not being a change which is dictated by generally accepted accounting principles or the agreed basis of accounting referred to in Clause 4.4;

                      (d) to the extent that such claim relates to any loss for which the Purchaser or any of the Group Companies is actually indemnified by insurance or for which it would have been so indemnified if at the relevant time it had maintained insurance cover of a type which is valid and in force in relation to any of the Group Companies at the date of this Agreement; and

                      (e) if such liability would not have arisen but for a change in any legislation made after Completion or a change in the interpretation of the law after Completion or if such liability would not have arisen but for any judgment delivered after Completion.

            9.5.3 The parties agree as follows (by way of covenant only and not as a condition precedent to the Purchaser being able to assert a claim):-

                      (i) The Purchaser shall procure that notice is given to the Vendor of the relevant facts of any claim under the Warranties or the Deed of Indemnity as soon as reasonably practicable and in no event any later than thirty (30) days after the Purchaser becomes aware thereof in reasonable detail.

                      (ii) In the event that the Purchaser or any of the Group
                           Companies is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter or event which gives rise to a claim against the Vendor hereunder, the Purchaser shall use, or procure that the Group Companies shall use, all reasonable endeavours to recover such sum before making the claim, and any sum recovered will reduce the amount of the claim, and, in the event of the recovery being made after the claim has been satisfied by the Vendor, the Purchaser shall account to the Vendor in respect of any amount so recovered (after deduction of all reasonable costs and expenses of the recovery insofar as reasonably attributable to the amount paid by the Vendor in respect of the claim) up to the amount of the claim.

                     (iii) In the event that a claim against the Vendor arises
                           as a result of or in connection with a liability to or a dispute with any third party, no such liability or dispute shall be admitted, settled or discharged without the written consent of the Vendor (which shall not be unreasonably withheld or delayed) and the Purchaser shall (provided that it is indemnified to its reasonable satisfaction by the Vendor against any costs, expenses, liabilities, penalties, and fines which may be incurred by the Purchaser and the Group Companies in taking such action) take and shall procure that the Group Companies shall take such action to avoid, dispute, resist, appeal, compromise or contest such liability or dispute as may be reasonably requested by the Vendor provided that neither the Purchaser nor any Group Company shall be required to take any steps which would require any admission of guilt or liability relating to matters connected with the claim in question nor, in the event that the Purchaser objects to the taking of such action so requested on the grounds of the merits of the claim, shall they be required to take any such action unless the Vendor shall have produced to them a leading barrister's opinion that such action is reasonable.

                      (iv) Where and to the extent that there are available to
                           the Group Companies any reliefs, rights of repayment or other rights or claims of a similar nature to set against or otherwise mitigate any liability arising from any claim for tax and such reliefs, rights of repayment or other rights or claims have not been taken into account in the Relevant Accounts and arose wholly or mainly by reason of any act, omission or transaction of the Group Companies before the date of Completion, credit for any such reliefs, rights of repayment or other rights or claims shall be given to the Vendor against any liability in respect of a claim for tax provided that and to the extent that such reliefs, rights of repayment or other rights or claims of a similar nature are available to offset the tax liability of the Group Companies after Completion.

                      (v) In assessing any damages or other amounts recoverable under this Agreement there shall be taken into account the value of any additional benefit accruing to the Purchaser or the Group Companies in consequence of the matter or circumstances giving rise to the claim pursuant to which the damages or such other amounts arose (not being a benefit which the Group Companies would have enjoyed had such matter or circumstance not arisen).

                      (vi) In calculating the liability of the Vendor in respect of any claim credit will be given to the Vendor to the extent that any provision for tax proves to have been an over provision in the Relevant Accounts.

            9.5.4 If the Purchaser or the Group Companies are entitled to make a claim both under the Warranties and under the Deed of Indemnity, then either the Purchaser or the Group Companies shall make the said claim either under the Warranties or under the Deed of Indemnity, but not both, in respect of the same liability, and the Vendor shall not be liable for more than the full amount of such liability.

            9.5.5 Notwithstanding Clause 9.5.1, the 14 Month Date shall not apply as a time period for making claims against the Vendor when such claim is based on any fraudulent act or omission or fraudulent misrepresentation by the Vendor prior to Completion, but the applicable time period shall instead be 3 years from Completion.

            9.5.6 Nothing in this Clause 9 shall limit or restrict the Purchaser's general obligation at law to mitigate any loss or damage which it may incur in consequence of any matter giving rise to a potential claim under this Agreement or the Deed of Indemnity.

            9.5.7 The Purchaser acknowledges that, save for the Warranties, it has not relied in relation to the purchase of the Share on, or been induced to enter into this Agreement by, any information (written or oral), statements or warranties or representations of any description made, supplied or given by the Vendor or the Group Companies or the officers, agents, employees or advisers of any of them in relation to the assets and liabilities of the Group Companies, their value or amount, or the businesses or affairs of the Group Companies or otherwise.


      9.6   INFORMATION FROM GROUP COMPANIES
            Any information supplied by or on behalf of any Group Company to the Vendor or any of its subsidiaries or its agents or its accountants, solicitors or other advisers prior to Completion in connection with the Warranties or otherwise in relation to the business and affairs of any Group Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof and the Vendor hereby waives any and all claims which it might otherwise have against any Group Company or any employees or officers of any such company in respect thereof and undertakes not to bring any action or proceeding in relation thereto.


       10   COMPLETION ACCOUNTS AND AUGUST 31 ACCOUNTS


     10.1   The Completion Accounts
            The Purchaser shall procure that as soon as practicable following Completion there shall be drawn up by the Purchaser's Accountants a consolidated balance sheet of the Group Companies as at the Completion Date (the "COMPLETION ACCOUNTS"). The Completion Accounts shall be drawn up in accordance with accountancy principles generally accepted in Hong Kong as used for the preparation of the Relevant Accounts but shall not contain any provisions in respect of EOSDA (as defined in Clause 4.2). The Completion Accounts shall:-

            10.1.1 set out the amount of the net assets of the Group Companies and shall identify the amount of net assets attributable to the PCB Business and the amount of net assets attributable to the SMT Business;

            10.1.2 identify the amount of net current assets (or, as the case may be, net current liabilities) of the Business as at the Completion Date;

            10.1.3 identify the amount of receivables ("Receivables") owing to the Group Companies at the Completion Date and there shall be included a list of receivables as at such date;

            10.1.4 identify the amount of stock and work in progress ("Stock") of the Group Companies as at the Completion Date and there shall be prepared a list identifying the Stock; and

            10.1.5 classify the entire liability to Trilease International Limited as a long-term liability and adjust the current liabilities accordingly.


     10.2   Preparation
            10.2.1 The Completion Accounts shall be subject to agreement in writing between the Vendor and the Purchaser within 45 days after the Completion Date Provided That the Purchaser shall procure that, commencing the Completion Date, the Vendor's accountants shall be given such access to the relevant personnel, books and records of the Group Companies and of the supporting documentation and assistance as is reasonable for the Vendor's accountants to agree the Completion Accounts. Failing such agreement between the Vendor and the Purchaser, Clauses 10.2.2 and
                      10.2.3 shall apply.

            10.2.2 If the Completion Accounts are not agreed between the Vendor and the Purchaser as provided in Clause 10.2.1, the disagreement shall be referred to the Reporting Accountants.

            10.2.3 The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the parties save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation:

                      (i) their determination shall be deemed to be incorporated into the Completion Accounts, which shall then be final and binding on the parties save as aforesaid;

                      (ii) their determination of any fact which they have found it necessary to determine shall be final and binding on the parties for all purposes including any Warranty claim or alleged or prospective Warranty claim or any claim or alleged or prospective claim for indemnification.

            10.2.4 The expenses of the Reporting Accountants shall be borne equally between the Purchaser and the Vendor.


     10.3   ADJUSTMENT OF DEFERRED CONSIDERATION
            If the net assets of the PCB Business shall be less than HK$250 million and/or the net assets of the SMT Business, according to the Completion Accounts, shall be less than HK$44 million, the Purchaser shall be entitled to deduct from the Deferred Consideration an amount equal to the aggregate amount by which the net assets of the PCB Business and/or the SMT Business are less than HK$250 million and HK$44 million respectively on the basis set out in Clause 4. If the Completion Accounts show that there are net current liabilities attributable to the Business (adjusted as set out in Clause 10.1.5) as at the Completion Date the Purchaser shall be entitled to deduct from the Deferred Consideration the amount of such net current liabilities on the basis set out in Clause 4. In the event the amount of the second instalment of the Deferred Consideration is less than the amounts permitted to be deducted by the Purchaser, deductions shall be made from the third instalment of the Deferred Consideration. For the avoidance of doubt the "Deductions" referred to in the definition of "deductions" in Clause 4 shall be the aggregate of all amounts permitted to be deducted under this Clause 10.3.


     10.4   THE AUGUST 31 ACCOUNTS
            As soon as practicable following Completion the Purchaser shall draw up or shall procure that the Purchaser's Accountants draw up a consolidated profit and loss account for the Group Companies in respect of the two month period ending 31 August 1998 together with a consolidated balance sheet of the Group Companies as at 31 August 1998 (the "AUGUST 31 ACCOUNTS"). The August 31 Accounts shall be drawn up in accordance with accountancy principles generally accepted in Hong Kong as used for the preparation of the Relevant Accounts and shall be relied upon in the preparation of the unaudited consolidated profit and loss accounts in respect of the Contingent Payment Period.

            The August 31 Accounts shall be subject to agreement in writing between the Vendor and the Purchaser within 45 days after the Completion Date Provided That the Purchaser shall procure that the Vendor's accountants shall be given such access to the relevant personnel, books and records of the Group Companies and of the supporting documentation and such assistance as is reasonable for the Vendor's accountants to agree the August 31 Accounts. Failing such agreement between the Vendor and the Purchaser, Clauses 10.2.2 to 10.2.4 shall apply mutatis mutandis.

       11   RESTRICTIONS AND UNDERTAKINGS OF THE PURCHASER


     11.1   RESTRICTIONS
            The Purchaser undertakes with the Vendor and its successors in title as trustee for itself and the subsidiaries from time to time of the Vendor that:-

            (a) the Purchaser shall procure that, as soon as practicable after Completion, each of the names of the Subsidiaries shall be changed such that such new name shall not include the word or symbol "Greatsino" or " " or any word or symbol confusingly similar thereto in such a way as to be capable of or likely to be confused with the word or symbol "Greatsino" or " "; and

            (b) subject as provided in Clause 11.1(a), the Purchaser shall not, and the Purchaser shall procure that its subsidiaries from time to time shall not, at any time hereafter in relation to any trade, business or company use a name or trade mark including the word or symbol "Greatsino" or " " or any word or symbol confusingly similar thereto in such a way as to be capable of or likely to be confused with the word or symbol "Greatsino" or " ".


     11.2   REASONABLENESS OF RESTRICTIONS
            The Purchaser agrees that it considers that the undertakings and restrictions contained in this Clause are no greater than is reasonable and necessary for the protection of the interest of the Vendor but if any such undertaking or restriction shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking or restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.


       12   RESTRICTIONS OF THE VENDOR


     12.1   RESTRICTIONS
            The Vendor undertakes with the Purchaser and its successors in title as trustee for itself and the Group Companies that the Vendor will not and will procure that any subsidiary will not in any Relevant Capacity during the Restricted Period:

            12.1.1 directly or indirectly carry on the business of manufacture, production and sale of printed circuit boards nor be concerned or interested in any such business other than as the holder of not more than 5% of the issued shares or debentures of any company listed on a stock exchange;

            12.1.2 in competition with the PCB Business as now carried on canvass or solicit the custom of any person, firm or company who has within two years prior to Completion been a customer of any Group Company; or

            12.1.3 induce or seek to induce any present employee of any Group Company to become employed whether as employee, consultant or otherwise by the Vendor or any subsidiary of the Vendor.

     12.2   REASONABLENESS OF RESTRICTIONS
            The Vendor agrees that it considers that the restrictions contained in this Clause are no greater than is reasonable and necessary for the protection of the interest of the Purchaser but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.


     12.3   INTERPRETATION
            The following terms shall have the following meanings respectively in this Clause 12:

            12.3.1 RESTRICTED PERIOD means 30 months commencing on Completion;

            12.3.2 RELEVANT CAPACITY means for its own account or for that of any person, firm or company (other than the Purchaser and the Group Companies) or in any other manner and whether through the medium of any company controlled by it (for which purpose "control" shall be construed by reference to the Hong Kong Code on Takeovers and Mergers and there shall be aggregated with its shareholding or ability to exercise control the shares held or control exercised by any person connected with the Vendor) or as principal, partner, consultant or agent.


       13   OTHER PROVISIONS


     13.1   ANNOUNCEMENTS
            Each of the Vendor and the Purchaser shall, insofar as it is reasonably practicable to do so, consult the other of them as to the terms, of the timetable for and manner of publication of, any announcement by either of the first-mentioned party to shareholders, employees, customers and suppliers, or to stock exchanges or authorities or to the media or otherwise which the Vendor or the Purchaser (as the case may be) may desire or be obliged to make regarding this Agreement. Subject as aforesaid, none of the Vendor or the Purchaser shall make or authorise any announcement concerning the subject matter of this Agreement (save as required by law or by the Stock Exchange or other stock exchange or regulatory authorities).


     13.2   SUCCESSORS AND ASSIGNS
            This Agreement shall be personal to the parties to it save that (and save as otherwise expressly provided herein) the benefit (and not the burden) of any of its provisions may be assigned by any party to any wholly-owned subsidiary of such party only for so long as such subsidiary remains wholly-owned by such party and remains the beneficial owner of such benefit so assigned.


     13.3   VARIATION
            No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

     13.4   TIME OF THE ESSENCE
            Time shall be of the essence of this Agreement, both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the parties.


     13.5   INFORMATION AND FURTHER ASSURANCE
            At any time after the date of this Agreement each of the parties shall use its best endeavours to do such acts and things as the other parties may reasonably require for the purpose of giving to the other parties the full benefit of all the provisions of this Agreement. For the avoidance of doubt and without prejudice to the generality of the foregoing, the Company hereby acknowledges and agrees that it shall use its best endeavours to ensure that the provisions of Clause 7 are complied with.


     13.6   Release of Vendor Guarantees
            With effect from the date of this Agreement the parties will co-operate with a view to securing the release of the Vendor from its guarantee in favour of Sin Hua Bank and Trilease International Limited in respect of the Group's obligations to such company. The Purchaser undertakes to secure such release no later than 90 days following Completion and if, following Completion, any liability of the Vendor shall arise in respect of such guarantee the Purchaser shall indemnify the Vendor in respect thereof.


     13.7   COSTS
            The Vendor shall bear all legal, accountancy and other costs and expenses incurred by them in connection with this Agreement, the Deed of Indemnity and the sale of the Share. The Purchaser shall bear all such costs and expenses incurred by it. None of the Group Companies shall bear any of the costs incurred in connection with the entering into of this Agreement.


     13.8   NOTICES
            Any notice, claim or demand requiring to be served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:-

                   In the case of the Vendor to Universal Appliances Limited at:

               2608 Miramar Tower
               1 Kimberley Road
               Tsimshatsui
               Kowloon
               Hong Kong
               Fax: 2585 7188
               Attention: Johnson Ko
                   In the case of the Company and the Purchaser to The DII Group, Inc. at:

               7263 Monarch Park Place
               Niwot
               Colorado 80503
               USA
               Fax: (303) 652 0416
               Attention: Carl Vertuca

            Any such notice shall be delivered by hand or cable, telegram, telex or facsimile transmission or sent by pre-paid registered post and if delivered by hand or sent by cable, telegram, telex or facsimile shall conclusively be deemed to have been given or served at the time of despatch, and if sent by post shall conclusively be deemed to have been received, in the case of any notice sent domestically 48 hours from the time of posting or, in the case of any notice sent internationally, 7 days from the date of posting.


     13.9   INVALIDITY
            If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.


    13.10   COUNTERPARTS
            This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.


    13.11   GOVERNING LAW AND SUBMISSION TO JURISDICTION
            This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with the laws of Hong Kong and all the parties irrevocably agree that the courts of Hong Kong are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and such documents and that accordingly any suit, action or proceedings arising out of or in connection with this Agreement and such documents shall be brought in such courts.


    13.12   APPOINTMENT OF PROCESS AGENT
            The Purchaser hereby irrevocably appoints Linklaters & Paines of 14th Floor, Alexandra House, Chater Road, Central, Hong Kong (Attn.:
            J G Parr) as its agent for the service of process in Hong Kong, service upon whom shall be deemed completed whether or not forwarded to or received by the intended recipient. If such process agent ceases to have an address in Hong Kong, the Purchaser agrees to appoint a new process agent and to deliver to the other parties within 14 days a copy of a written acceptance of appointment by the process agents. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any of the courts.

            I N  W I T N E S S whereof this Agreement has been duly executed.



            SIGNED by                                 )
            for and on behalf of                      )
            Universal Appliances Limited              )
            in the presence of:-                      )





            SIGNED by                                 )
            for and on behalf of                      )
            Valenta Holdings Limited                  )
            in the presence of:-                      )





            SIGNED by                                 )
            for and on behalf of                      )
            The DII Group, Inc.                       )
            in the presence of:-                      )